Exhibit 23

Independent Auditors’ Consent

The Board of Directors

1st Constitution Bancorp:

We consent to incorporation by reference in registration statement (No. 333-98177) filed on Form S-8, of our report dated February 6, 2004, relating to the consolidated statements of condition of 1st Constitution Bancorp and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of 1st Constitution Bancorp.

KPMG LLP

Short Hills, New Jersey

March 22, 2004